               GARGIULO CREDIT FACILITY AGREEMENT

     THIS AGREEMENT is made as of the 31st day of March, 1996, by and between CALGENE II, INC., a Delaware corporation having its principal office at 1920 Fifth Street, Davis, California 95616 (the "Company"), and MONSANTO COMPANY, a Delaware corporation with its main offices at 800 N. Lindbergh Boulevard, St. Louis, Missouri 63167 ("Monsanto").

     In consideration of the mutual benefits accruing to each of the parties, the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the mutual performance of this Agreement, the parties hereto agree as follows:


                            ARTICLE I

                  AMOUNT AND TERMS OF THE LOAN

     Section 1.01.  Loan.  During the Commitment Period
                    ----
(hereinafter defined), Monsanto agrees, on the terms and conditions hereafter set forth, to make a loan ("Loan") to the Company, the proceeds of which shall be used solely to support the branded tomato strategy ("Strategy") of Gargiulo, Inc., formerly Tomato Investment Associates, Inc., a Delaware corporation, or its successors ("Tomato Associates") (such Strategy shall be agreed upon by the Board of Directors of Tomato Associates and
incorporated herein by reference), from time to time after the date hereof, in an aggregate amount not to exceed at any time outstanding Forty Million Dollars ($40,000,000), said sum being the "Commitment." Amounts advanced by Monsanto to Gargiulo, G.P.,
Inc., a Delaware corporation ("Gargiulo, G.P."), or Gargiulo, L.P., a Delaware limited partnership ("Gargiulo, L.P."), (Gargiulo, G.P. and Gargiulo, L.P. collectively, "Gargiulo") prior to the date of this Agreement (the "Gargiulo Loan") and outstanding on the date hereof, plus any accrued interest thereon, shall be re-financed under, and shall become subject to the terms and conditions of, this Agreement, and the total of such prior advances and accrued interest shall be deemed, without any action, to be an Advance (hereinafter defined)
hereunder on the date hereof used to repay such total. Within said limits and prior to the occurrence of an Event of Default (hereinafter defined), the Company may borrow, repay and reborrow under this Agreement, each such borrowing or reborrowing being referred to herein as an "Advance." Each Advance shall be in an amount of not less than One Hundred Thousand Dollars ($100,000) and shall be in increments of One Hundred Thousand Dollars ($100,000). Each request for an Advance (except the Advance relating to repayment of the Gargiulo Loan referred to above) shall consist of documentation submitted to Monsanto by Tomato Associates and the Company that is reasonably acceptable to Monsanto, verifying that Tomato Associates has reached certain milestones and achieved certain goals as set forth on Exhibit A attached hereto and
                              ---------
incorporated herein by reference, as it may be amended from time to time, and shall be accompanied by a written request substantially in the form attached hereto as Exhibit B and incorporated herein or in
                            ---------
such other form acceptable to Monsanto. The maximum amount of each Advance shall be determined in accordance with the schedule set forth on Exhibit A. At no time shall Monsanto be obligated to make
         ---------
any Advance to the Company in connection with any milestone or goal set forth on Exhibit A until such time as Tomato Associates and the
             ---------
Company have provided Monsanto with documentation reasonably acceptable to Monsanto, verifying Tomato Associates' achievement of the goal and milestone for which Tomato Associates and the Company are seeking the Advance. Upon achievement of the applicable goal and milestone and upon fulfillment of the applicable conditions set forth in Article II hereof and subject to the provisions of this Agreement, Monsanto shall make such Advances available by wire transfer directly into Tomato Associates' bank account pursuant to wiring instructions to be provided at the time the request for each Advance is submitted, but the Company agrees to reimburse Monsanto for all wire and other transfer costs incurred by Monsanto, and the Company shall bear all risks of delays or nondelivery or misdelivery of any such funds so wired or otherwise transferred other than those caused by Monsanto's negligence or failure to transfer such funds in accordance with the Company's directions. Any Advance under this Agreement shall be deemed made on the day that the Advance proceeds are wired or otherwise transferred or, if the Advance proceeds are used to repay the Gargiulo Loan, on the date hereof. Monsanto shall process each request for an Advance as soon as reasonably practicable but no later than ten (10) working days after receipt of the Company's request. The "Commitment Period" means the period from the date of this Agreement to the earlier of the fourth anniversary of the execution of this Agreement or the date Monsanto terminates its obligations to make further Advances hereunder pursuant to Section
5.02 hereof. The Loan made pursuant to this Agreement shall be supported by the joint and several guaranty (the "Guaranty") of the subsidiaries of the Company which are listed on Exhibit C hereto
                                                ---------
(the "Subsidiaries" or a "Subsidiary") in the form attached hereto as Exhibit D.
   ---------

     Section 1.02.  Note.  The Loan shall be evidenced by a
                    ----
promissory note in the form of Exhibit E attached hereto (the
                               ---------
"Note"), dated as of the date hereof, payable to the order of Monsanto and representing the obligation of the Company to pay the amount of the aggregate unpaid principal amount of the Loan, together with interest on the principal amount outstanding from time to time, as provided in this Agreement. Subject to the other provisions of this Agreement, the Note shall provide that the Company shall pay all outstanding principal and accrued interest to Monsanto on the fourth anniversary of this Agreement (the "Maturity Date"), unless extended as provided herein, in one (1) payment in an amount equal to the lesser of the Repayment Portion (hereinafter defined) of the Cumulative Free Cash Flow (hereinafter defined) of Tomato Associates' total business during the period between the date of this Agreement and the Maturity Date and the amount of outstanding principal and accrued interest on the Loan. For purposes of this Section 1.02, "Free Cash Flow" shall mean, for any Fiscal Year (hereinafter defined) of Tomato Associates, the Operating Income (hereinafter defined) of Tomato Associates' total business for such Fiscal Year, adjusted by:

          (i) the addition of the amount of depreciation and amortization in such Fiscal Year, as included in calculating such Operating Income, as reflected in Tomato Associates' consolidated statement of operations for such Fiscal Year;

          (ii) the addition of the net loss, and subtraction of the net gain, from the following events during such Fiscal Year, in all cases as included in calculating such Operating Income, as reflected in Tomato Associates' consolidated statement of operations for such Fiscal Year:

          - the disposition of assets outside the ordinary course of business;

          -  the retirement of assets; and
          -  write-down of assets.

          (iii) the addition of the aggregate net amount of any decrease, and subtraction of the aggregate net amount of any increase, in current assets (excluding cash, cash equivalents and short-term investments) which include, but are not limited to, the following items as included in Tomato Associates' consolidated balance sheet at the end of such Fiscal Year as compared to the corresponding items included in Tomato Associates' consolidated balance sheet at the end of the then preceding Fiscal Year:

          Receivables, net;
          Inventories;
          Prepaid expenses; and
          Deferred charges;

          (iv) the addition of the aggregate net amount of any increase, and subtraction of the aggregate net amount of any decrease, in current liabilities, which include, but are not limited to, the following items as included in Tomato Associates' consolidated balance sheet at the end of such Fiscal Year compared to the corresponding items included in Tomato Associates' consolidated balance sheet at the end of the then next preceding Fiscal Year:

          Accounts payable;
          Accrued expenses;
          Amounts due to growers;
          Deferred compensation;
          Deferred income taxes; and
          Liability reserves;

          (v) the subtraction of the aggregate amount of capital expenditures and investments and expenditures for other noncurrent assets during such Fiscal Year, as included in Tomato Associates' consolidated statement of cash flows for such Fiscal Year;

          (vi) the addition of the amount of any net decrease, and the subtraction of the amount of any net increase, in such Operating Income due to accounting changes for such Fiscal Year; in all cases as included in Tomato Associates' consolidated financial statements for such Fiscal Year prepared in accordance with generally accepted accounting principles, consistently applied, and audited by Tomato Associates' independent certified public accountants; and

          (vii) the addition of the aggregate net amount of any increase, and subtraction of the aggregate net amount of any decrease, in noncurrent liabilities as reflected in Tomato Associates' consolidated balance sheet at the end of such Fiscal Year compared to the corresponding items included in Tomato Associates' consolidated balance sheet at the end of the then next preceding Fiscal Year. For purposes of this calculation, changes in any loans which are unsecured, secured by assets existing on the date hereof or amounts due Monsanto hereunder shall be excluded from noncurrent liabilities.

     "Fiscal Year" shall mean the period commencing with July 1 and ending with the following June 30 and "Operating Income" shall mean, for any Fiscal Year, the consolidated net income of Tomato Associates and its consolidated subsidiaries for such Fiscal Year as reflected in the consolidated statement of operations of Tomato Associates and its consolidated subsidiaries for such Fiscal Year prepared in accordance with generally accepted accounting principles, consistently applied, and audited by Tomato Associates' independent certified public accountants. Notwithstanding the provisions of the preceding sentence, the initial Fiscal Year under this Agreement shall be the period commencing on the first day of the fiscal quarter beginning after the date hereof and ending with the following June 30.

     "Cumulative Free Cash Flow" shall mean the aggregate of the Free Cash Flow of Tomato Associates during the period between the execution date of this Agreement and the Maturity Date, during the period between the Maturity Date and the Extended Maturity Date (hereinafter defined) and during the period between the Extended Maturity Date and the Final Maturity Date (hereinafter defined), respectively. At the end of each Fiscal Year, the Chief Financial Officer of the Company shall certify the amount of Tomato Associates' Free Cash Flow for the Fiscal Year just ended.

     "Repayment Portion" shall mean the sum of (i) 20% of the first $10 million of Cumulative Free Cash Flow or portion thereof, (ii) 50% of the next $10 million of Cumulative Free Cash Flow or portion thereof and (iii) 80% of the remaining balance of Cumulative Free Cash Flow, if any.

     All transactions between Tomato Associates and any affiliate of Tomato Associates during the term of this Agreement shall be accounted for on an arm's-length basis. Further, (i) dividends and returns of capital by Tomato Associates to Company, (ii) investments by Company in Tomato Associates and (iii) any loans between Tomato Associates and Company (or any direct or indirect subsidiary of Company that is not a direct or indirect subsidiary of Tomato Associates) shall not be considered when determining "Free Cash Flow."

     If the Repayment Portion of Cumulative Free Cash Flow is not sufficient to pay all the then outstanding principal and accrued interest on the Maturity Date, then the Company shall pay to Monsanto on the Maturity Date the Repayment Portion of the Cumulative Free Cash Flow, the Maturity Date as to the principal and accrued interest remaining outstanding after such payment is applied, if any, shall be extended to the sixth anniversary of this Agreement ("Extended Maturity Date"). If the Repayment Portion of the Cumulative Free Cash Flow (less the aggregate amount of principal and accrued interest previously paid) is not sufficient to pay all the then outstanding principal and accrued interest on the Extended Maturity Date, then the Company shall pay to Monsanto on the Extended Maturity Date the Repayment Portion of the Cumulative Free Cash Flow, and the Extended Maturity Date as to the principal and accrued interest remaining outstanding after such payment is applied, if any, shall be extended to the eighth anniversary of this Agreement ("Final Maturity Date"). If the Repayment Portion of the Cumulative Free Cash Flow (less the aggregate amount of principal and accrued interest previously paid) is not sufficient to pay all the then outstanding principal and accrued interest on the Final Maturity Date, then (i) the Company shall pay to Monsanto on the Final Maturity Date the Repayment Portion of the Cumulative Free Cash Flow and (ii) Monsanto, at its sole option, may do any one or combination of the following: (A) convert all or any remaining portion of the then outstanding principal and accrued interest to the Company's common stock in compliance with the terms of Section 1.06 hereof, (B) further extend the Final Maturity Date on the same terms and conditions as are contained in this Agreement or (C) elect, in its sole discretion, to require the Company to sell publicly, at the Company's expense, such number of shares of its common stock as is equal to that portion of such remaining portion of the then outstanding principal and accrued interest for which Monsanto has not made an election to convert under clause (A) above and/or to extend the Final Maturity Date under clause (B) above ("Election Amount"), whereupon the Company shall proceed promptly to use its best efforts to take such actions as are necessary to effect a sale of such shares of its common stock, the net proceeds of which shall be paid to Monsanto in full payment and satisfaction of the Election Amount. If the Company has not so sold such shares within sixty (60) days after its receipt of notice of Monsanto's election under clause (C) above, then, at any time thereafter, Monsanto may, in its sole discretion, withdraw any such election, whereupon the rights and obligations of the parties hereto shall be restored.

     Section 1.03.  Interest Rate.  The outstanding principal
                    -------------
balance of the Loan from time to time shall bear interest at two percent (2%) above Citibank's published prime rate ("Note Rate"). Interest shall be compounded daily and adjusted quarterly on each January 1, April 1, July 1 and October 1 pursuant to calculations performed by Monsanto.

     Section 1.04.  Effects of Event of Default or Potential
                    ----------------------------------------
Default.  Notwithstanding the foregoing and in addition to the
- -------
remedies set forth in Sections 5.02 and 5.03 hereof, upon an Event of Default and so long as such Event of Default shall continue, the principal amount of the Loan then outstanding, together with all interest then accrued, shall thereafter bear interest at the Default Rate (hereinafter defined), with interest payable upon demand. The "Default Rate" shall be the per annum rate equal to three percent (3%) above the Note Rate that would otherwise be applicable and thereafter until paid in full. During the continuance of an Event of Default, the Company shall have no right to obtain any new Advances under this Agreement.

     A "Potential Default" shall be an event which, solely but for the lapse of time or the giving of notice, or both, would constitute an Event of Default. If a Potential Default then exists and has not been waived in writing by Monsanto and does not itself constitute or is not declared an Event of Default, the Company shall have no right to borrow any additional money beyond the principal amount of the Loan then outstanding.

     Section 1.05.  Miscellaneous Provisions Regarding Loan
                    ---------------------------------------
Payments and Interest.  All payments on the Loan shall be made to
- ---------------------
Monsanto by wire transfer for deposit in Citibank, New York, New York, Account #00000502 unless Monsanto notifies the Company of a different place for payments to be made. All interest rates respecting the Loan hereunder are stated on a per annum basis with a year of three hundred and sixty (360 days), and interest is calculated on the actual number of days elapsed (including the first day, but excluding the last day of any period for the Loan). Any outstanding principal and accrued interest that has been declared due pursuant to Section 5.02 hereof shall thereafter bear interest at the Default Rate on all unpaid amounts until such amounts are fully paid.

     Section 1.06  Right of Conversion in Lieu of Repayment.  In
                   ----------------------------------------
addition to any other remedies that Monsanto may have, in lieu of repayment of outstanding principal and accrued interest on and after the Final Maturity Date, Monsanto may elect, at any time after the Final Maturity Date, to convert all or any portion of the principal and accrued interest due under the Loan into shares of common stock of the Company at the average of the closing market prices for such shares during the thirty (30) trading days immediately preceding the Conversion Date (as hereafter defined) for such Loan. In order to exercise its conversion rights, at any time on or after the Final Maturity Date, Monsanto may send a written notice (the "Conversion Notice") to the Company that Monsanto intends to exercise such conversion rights and the date as of which such conversion shall take place (the "Conversion Date"). The Conversion Notice shall specify the amount of the principal and accrued interest that Monsanto intends to convert (the "Conversion Amount"). If Monsanto properly notifies the Company as provided in the preceding sentences, then within five (5) business days after the Conversion Date, the Company shall issue to Monsanto a number of shares (the "Conversion Shares") of common stock of the Company (rounded to the next lowest full share) equal to the Conversion Amount divided by the average of the closing market prices for such shares during the thirty (30) trading days immediately preceding the Conversion Date. Any portion of the Conversion Amount not so converted (because such amount would require conversion into a fractional share) shall be paid to Monsanto by wire transfer as set forth above. Upon any such conversion, the Conversion Amount shall first be applied to reduce the accrued interest due on the Loan as of the Conversion Date, and any remaining portion of the Conversion Amount shall be applied to reduce the principal due on such Loan. If Monsanto elects to receive Conversion Shares (including any Default Conversion Shares pursuant to Section 5.03 hereof) in lieu of repayment, the Company shall deliver to Monsanto, simultaneously with the delivery of the Conversion Shares, an opinion from counsel to the Company in a form reasonably satisfactory to Monsanto relating to the issuance of the Conversion Shares.

     Section 1.07.  Prepayments.  The Loan may be prepaid in whole
                    -----------
or in part at any time after giving at least three (3) days' prior written notice to Monsanto.

     Section 1.08.  Approved Persons.  All requests for Advances
                    ----------------
(including any requests for continuation of the Loan) shall be made by an Approved Person (hereinafter defined). An "Approved Person" shall be any person designated in writing from time to time by the Company who is authorized to make requests for Advances in the name of the Company hereunder. Unless Monsanto otherwise agrees, there shall not be more than three (3) Approved Persons at any one time nor shall any Approved Person have his or her office located at any place other than the Company's main office in Davis, California, but the Company shall have the right to change the persons so designated upon written notice thereof to Monsanto. Any such designation shall be executed by the President or the Chief Financial Officer of the Company and shall contain a specimen signature of the Approved Person. Monsanto shall be entitled to rely on any direction by an Approved Person regarding the making of Advances or the transfer of funds hereunder, or any such direction that Monsanto believes to be made by the Approved Person, whether such direction be received by telephone, by facsimile transmission, by TELEX, by mail or otherwise.

                           ARTICLE II

                      CONDITIONS OF LENDING

     Section 2.01.  Conditions Precedent to Loan.  The obligation
                    ----------------------------
of Monsanto to make the first Advance under the Loan is subject to the following additional conditions precedent that:

          (a)  Acquisition Agreement Conditions.  All of the
               --------------------------------
conditions set forth in Section 8.2 of the Agreement and Plan of Reorganization ("Acquisition Agreement") between Monsanto and Calgene, Inc., a Delaware corporation ("Calgene"), dated October 13, 1995 must be fulfilled (or waived in writing by Monsanto) and all the documents that Calgene or the Company is required to deliver to Monsanto pursuant to such Section 8.2 must be delivered (or waived in writing by Monsanto).

          (b)  Documents.  Monsanto shall receive the following,
               ---------
each dated the date hereof or such other date as may be specifically permitted, in form and substance satisfactory to
Monsanto:

               (i)   Note.  The Note, duly executed by the Company.
                     ----

               (ii)  Guaranty.  The Guaranty, duly executed by all
                     --------
the Subsidiaries.

               (iii) Other Approvals.  Such other approvals,
                     ---------------
resolutions, opinions or documents, as Monsanto may reasonably request.

     Section 2.02.  Conditions Precedent to Each Advance.  The
                    ------------------------------------
obligation of Monsanto to make any Advances under the Loan shall be subject to the further conditions precedent that, on the funding date, (i) all representations and warranties of the Company and the Subsidiaries contained in this Agreement and the Guaranty shall be true, correct, accurate and complete in all material respects as if made on such date (except (A) to the extent such representations speak as of an earlier date or (B) for changes arising from events permitted by the covenants specified in this Agreement), (ii) all covenants specified in this Agreement shall have been complied with in all material respects, (iii) no event shall have occurred and be continuing, or would result from such Advance, which constitutes an Event of Default or Potential Default, (iv) there shall not be initiated against the Company or any Subsidiary any action, suit or proceeding at law or in equity or by or before any court or government agency or authority or arbitral tribunal and there shall not have occurred any legal, regulatory or other development or any other circumstances whatsoever which, in the opinion of Monsanto, could reasonably be expected to have a material adverse effect on
(a) the business, assets, operations or financial condition of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company and its Subsidiaries to perform any of their respective obligations hereunder or under the documents contemplated hereby (each of the foregoing being hereafter referred to as a "Material Adverse Effect"); provided, however, that no Material Adverse Effect shall be deemed to have occurred based solely on the outcome of the litigation between the Company and Enzo Biochem, Inc. ("Enzo"), (v) Monsanto shall have received documentation reasonably acceptable to Monsanto, verifying that Tomato Associates has reached certain milestones and achieved certain goals of the Strategy reflected in the request for the Advance, (vi) Monsanto shall have received certificates and evidence reasonably acceptable to Monsanto as to the financial condition of Tomato Associates, and (vii) an Advance request in proper form shall have been submitted or made to Monsanto by the Company.

     The making of a request by the Company for an Advance hereunder, whether in writing, or by telephone confirmed in writing, or otherwise, shall constitute a certification by the Company that all representations and warranties recited or referred to in this Section 2.02 and Article III hereof are true as of and as if made the date of such request (except as set forth above) and that all required conditions to the making of such Advance have been met.


                           ARTICLE III

                 REPRESENTATIONS AND WARRANTIES

     Section 3.01.  Representations and Warranties of the Company.
                    ---------------------------------------------
The representations and warranties of Calgene set forth in Section
6.2 of the Acquisition Agreement are incorporated by reference herein. All such representations and warranties shall be deemed made by the Company herein and shall survive and be continuing so long as any principal or accrued interest is outstanding under the Loan.


                           ARTICLE IV

                    COVENANTS OF THE COMPANY

     Section 4.01.  Affirmative Covenants.  So long as any portion
                    ---------------------
of the Loan or accrued interest shall remain unpaid or Monsanto shall have any Commitment hereunder, the Company shall (and, where appropriate even if not so stated, shall cause each of the Subsidiaries to), unless Monsanto shall otherwise consent in writing, which consent shall not be unreasonably withheld:

          (a)  Preservation of Business and Corporate Existence.
               ------------------------------------------------
As to the Company and each Subsidiary, carry on and conduct its business affairs in substantially the same manner as presently carried on and conducted, and maintain in good standing its existence and its right to transact business in those states in which it is now or may hereafter be doing business; and maintain all licenses, permits and registrations necessary to the conduct of its business.

          (b)  Use of Proceeds.  Use the proceeds of the Loan
               ---------------
solely to make capital contributions or loans to Tomato Associates, which capital contributions or loans shall be used solely by Tomato Associates to implement the Strategy or to finance the Collier Farms acquisition. All such capital contributions shall be evidenced by appropriate written documentation.

          (c)  Reporting Requirements.  Furnish to Monsanto:
               ----------------------

               (i) As soon as available and in any event within sixty (60) days after the end of each calendar quarter, one
     (1) copy of the consolidated and consolidating financial statements prepared by the Company and certified by the Chief Financial Officer of the Company, and as soon as available and in any event within one hundred twenty (120) days after the end of its Fiscal Year, one (1) copy of its financial statements audited by an independent public accountant. The financial statements so provided shall include, but not be limited to, the balance sheet, income statement and cash flow statement of the Company, as well as consolidated and consolidating statements of all Subsidiaries including Tomato Associates (which consolidating statement need not be audited). Such financial statements shall be accompanied by a written certification from the Chief Financial Officer of the Company
     (A) stating that the financial statements present fairly the consolidated financial condition of the Company and that no event has since occurred which would constitute a Material Adverse Effect on the consolidated financial condition of the Company from that represented on the financial statements; (B) demonstrating in detail, satisfactory to Monsanto, the Company's compliance with the financial covenants set forth in Sections 4.01(f) and 4.01(g) hereof at and as of the end of the quarter or Fiscal Year, as applicable; (C) stating that no Event of Default or Potential Default is then existing at the date of the certification; and (D) stating that the representations and warranties contained in this Agreement and the Guaranty are accurate and complete in all material respects.

               (ii) Promptly after the sending or filing thereof, copies of all reports which the Company sends to any of its stock or security holders and copies of all reports and other materials (including registration statements, if any) which the Company hereafter files with the Securities and Exchange Commission or any national securities exchange.

               (iii) Such other information respecting the condition or operations, financial or otherwise, of the Company as Monsanto may from time to time reasonably request.

          (d)  Insurance.  Insure and keep insured at all times
               ---------
with good and responsible insurance companies reasonably acceptable to Monsanto all of its property of an insurable nature and maintain insurance against liability on account of damage to persons or property in such manner and to the extent that like risks are usually insured by others conducting similar businesses in the general areas where the Company and each of the Subsidiaries conduct their business. Company shall, upon request of Monsanto at any time, furnish a written summary of the amount and type of insurance carried, the names of the insurers and the policy numbers.

          (e)  Government Actions.  Obtain and maintain all
               ------------------
material authorizations and approvals, and other actions by, and make and maintain all notices to or filings with, any governmental authority or regulatory body now or hereafter required for the making and performance of this Agreement and the Note.

          (f)  Net Worth.  Maintain, at and as of the end of the
               ---------
quarter or Fiscal Year, as applicable, consolidated Net Worth (hereinafter defined) of not less than Ten Million Dollars ($10,000,000) and a minimum consolidated working capital of not less than Five Million Dollars ($5,000,000) (which consolidated working capital shall be the excess of Current Assets (hereinafter defined) over Current Liabilities (hereinafter defined)). Further, the ratio of Total Long-Term Liabilities (hereinafter defined) to Net Worth shall not exceed the ratio of one-to-one.

               As used herein, "Net Worth" shall mean the total of common and preferred stock, paid in surplus, retained earnings and additional stockholders' equity of the Company and the Subsidiaries on a consolidated basis less intangibles, determined in accordance with generally accepted accounting principles, consistently applied.

               "Total Long-Term Liabilities" shall mean the total of all long-term liabilities of the Company and the Subsidiaries on a consolidated basis, determined in accordance with generally accepted accounting principles, consistently applied.

               "Current Assets" shall mean the total of all current assets of the Company and the Subsidiaries on a consolidated basis, determined in accordance with generally accepted accounting principles, consistently applied.

               "Current Liabilities" shall mean the total of all current liabilities of the Company and its Subsidiaries on a consolidated basis, determined in accordance with generally accepted accounting principles, consistently applied.

               For purposes of making any calculation under this
Article IV, the outstanding principal of amounts loaned by Monsanto to the Company pursuant to this Agreement (except to the extent of the Repayment Portion of Cumulative Free Cash Flow, which has not been paid to Monsanto), or the Holding Company Credit Facility Agreement of even date herewith between Monsanto and the Company (the "Company Credit Facility Agreement") shall be deemed to be stockholders' equity and not liabilities.

          (g)  Current Ratio.  Maintain, on a consolidated basis,
               -------------
a ratio of Current Assets to Current Liabilities of at least one-to-one.

          (h)  Audits, Consultants and Inspections.  Permit
               -----------------------------------
Monsanto (using Monsanto's internal and/or external auditors or any other person appointed by Monsanto to whom the Company does not reasonably object) (i) to audit the books and records, other financial information and business practices and operations of the Company and its Subsidiaries, and (ii) to discuss the business practices and operations, affairs, finances and accounts of the Company and its Subsidiaries with the officers of the Company and its Subsidiaries and the independent public accountants who review or audit the Company's financial statements, all at such reasonable times and as often as may reasonably be requested. The Company shall also permit inspection of its (and its Subsidiaries') properties, books and records by Monsanto (using the persons identified above) during normal business hours or at other reasonable times. The scope of all such audits, discussions and inspections shall be determined by Monsanto in its sole discretion. Any authorized representative of Monsanto who or which is not employed by Monsanto (i) shall be required to execute a confidentiality agreement in a form approved by the Board of Directors of the Company (which approval shall not be unreasonably withheld or delayed) and (ii) may not be employed by or affiliated with a competitor of the Company, as reasonably determined by the Board of Directors of the Company; provided, however, that an independent certified public accounting firm shall not be deemed to be employed by or affiliated with a competitor of the Company even if such firm provides services to a competitor of the Company.

          (i)  Payment of Taxes.  Pay and discharge, before they
               ----------------
become delinquent, all taxes, assessments and other governmental charges imposed upon the Company, the Subsidiaries or any of its or their properties, or any part thereof, or upon the income or profits therefrom and all claims for labor, materials or supplies which, if unpaid, might be or become a lien or charge upon any of its or their property, except such items as it or they are in good faith appropriately contesting and as to which adequate reserves have been provided.

          (j)  Payment of Indebtedness.  Pay any and all
               -----------------------
indebtedness for borrowed money payable or guaranteed by the Company (or any Subsidiary), and any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in accordance with the agreement or instrument relating to such indebtedness or guarantee, except those being contested in good faith and as to which adequate reserves have been provided.

          (k)  Notice of Subsequent Events.  Immediately upon the
               ---------------------------
President or Chief Financial Officer of the Company obtaining knowledge of (i) any material adverse change in the condition or operation, financial or otherwise, of the Company and its Subsidiaries; (ii) any Event of Default or Potential Default under this Agreement; (iii) any default or potential default by the Company or any of the Subsidiaries under or with respect to any instrument, contract or agreement to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound which may constitute a Material Adverse Effect; (iv) any default or potential default by the Company or any of the Subsidiaries under or with respect to any order, writ, injunction, decision or decree of any court, governmental authority or arbitral body to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound which may constitute a Material Adverse Effect; or (v) any action or proceeding pending or, to the knowledge of the President or Chief Financial Officer of the Company, threatened against the Company or any of the Subsidiaries before any court, governmental authority or arbitral body which, if decided adversely to the Company or such

Subsidiary, would result in a Material Adverse Effect, deliver to Monsanto a written certificate signed by such officer specifying the nature thereof, the period of existence thereof and what action the Company has taken and proposes to take with respect thereto.

          (l)  ERISA Compliance.  If the Company or any of the
               ----------------
Subsidiaries shall have any pension plan, comply with all requirements of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA") relating to such plan. Without limiting the generality of the foregoing, the Company (and each of the Subsidiaries) shall not:

               (i)   Permit any Plan (hereinafter defined)
     maintained by it to engage in any non-exempt "prohibited transaction" as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended;

               (ii) Permit any Plan maintained by it to incur any "accumulative funding deficiency," as such term is defined in
     Section 302 of ERISA, 29 U.S.C Section 1082, whether or not waived;

               (iii) Terminate any such Plan in a manner which could result in the imposition of a lien on the property of Company pursuant to Section 4068 of ERISA, 29 U.S.C. Section
     1368; or

               (iv) Take any action which would constitute a complete or partial withdrawal from a Multiemployer Plan (hereinafter defined) within the meaning of Sections 4203 and 4205 of Title IV of ERISA, 29 U.S.C. Sections 1383 and 1385.

     Notwithstanding any provision contained in this Section 4.01(l) to the contrary, an act by the Company shall not be deemed to constitute a violation of subparagraphs (i) through (iv) hereof unless Monsanto determines in good faith that said action, individually or cumulatively with other acts of the Company, does have or is likely to cause, a Material Adverse Effect.

     Company shall have the affirmative obligation hereunder to report to Monsanto any of those acts identified in subparagraphs
(i) through (iv) hereof, regardless of whether said act does or is likely to cause a Material Adverse Effect.

          (m)  Compliance with Laws.  Comply in all material
               --------------------
respects with all applicable laws, rules, regulations and orders.

          (n)  Additional Subsidiaries.  If the Company or any
               -----------------------
Subsidiary acquires or creates any additional majority-owned subsidiary hereafter, promptly notify Monsanto in writing. Such additional subsidiary shall also, upon capitalization and election of officers, execute and deliver to Monsanto a guaranty of the Loan in the form attached hereto as Exhibit D and, upon such delivery,
                               ---------
shall become a Subsidiary under this Agreement.

          (o)  Reservation of Shares.  Reserve adequate shares of
               ---------------------
common stock of the Company to be issued upon the occurrence of a conversion as described in Sections 1.02, 1.06 and 5.03 hereof.

          (p)  Further Assurances.  From time to time, execute and
               ------------------
deliver to Monsanto such additional documents and provide such additional information as Monsanto may reasonably require to carry out the terms of this Agreement and be informed of the status and affairs of the Company and its Subsidiaries.

     Section 4.02.  Negative Covenants.  Except as specifically
                    ------------------
provided otherwise hereinbelow, so long as the Loan shall remain unpaid or Monsanto shall have any Commitment hereunder, without the written consent of Monsanto, the Company and each of the
Subsidiaries:

     The following negative covenants set forth in this Section
     4.02 shall be of no force or effect during such period as the "Supermajority Requirements" set forth in Article 4 of the Stockholders Agreement of even date herewith between the Company and Monsanto are in effect. In the event such "Supermajority Requirements" are no longer in effect, the foregoing negative covenants shall be fully applicable to the Company (and, where appropriate, each of the Subsidiaries).

          (a)  Acquisitions.  Shall not enter into any merger or
               ------------
consolidation or acquire any business or assets that would constitute a Substantial Part (hereinafter defined) of the Company and its Subsidiaries, taken as a whole, whether such acquisition be by merger or consolidation or the purchase of stock or assets or otherwise. "Substantial Part" means more than ten percent (10%) of the total assets of the Company and its Subsidiaries, taken as a whole, as shown on the Company's consolidated balance sheet as of the end of the most recent fiscal quarter ending prior to the time the determination is made.

          (b)  Liens.  Shall not, and shall not permit any
               -----
Subsidiary to, pledge, mortgage or otherwise encumber or subject to or permit to exist upon or be subjected to any lien, charge or security interest of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof), on any of its properties of any kind or character at any time owned by the Company or any Subsidiary other than:

               (i) liens, pledges or deposits for workmen's compensation, unemployment insurance, old age benefits or social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits made in connection with tenders, contracts or leases to which the Company or any Subsidiary is a party or other deposits required to be made in the ordinary course of business, provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and adequate reserves have been provided therefor in accordance with generally accepted accounting principles, consistently applied, and that the obligation is not for borrowed money, customer advances, trade payables, or obligations to agricultural producers;

               (ii) the pledge of assets for the purpose of securing an appeal or stay or discharge in the course of any legal proceedings, provided that the aggregate amount of liabilities of the Company or any Subsidiary so secured by a pledge of property permitted under this subsection (ii) including interest and penalties thereon, if any, shall not be in excess of One Million Dollars ($1,000,000) at any one time outstanding;

               (iii) liens, pledges, mortgages, security
interests or other charges existing on the date hereof and
disclosed in Exhibit F hereto; and
             ---------

               (iv) liens, pledges, mortgages, security interests and other encumbrances on property which secure indebtedness permitted under Section 4.02(k) hereof.

          (c)  Limitations on Merger and Disposition of Assets.
               -----------------------------------------------
Shall not merge into or consolidate with any other entity, or lease, sell, transfer or otherwise dispose of all or any Substantial Part of the Company and its Subsidiaries, taken as a whole, except (i) pursuant to security interests granted in connection with borrowings permitted under Section 4.02(k) hereof and (ii) in the case of a merger or consolidation of the Company,
(A) the shareholders of the Company immediately prior to the merger or consolidation continue to hold more than fifty percent (50%) of the outstanding voting power of the surviving entity, (B) the surviving entity (after giving effect to the merger or consolidation) has a net worth equal to or greater than the consolidated net worth of the Company (determined immediately prior to the merger or consolidation), and (C) the surviving entity expressly assumes all of the obligations of the Company under this Agreement.

          (d)  Non-Default Under Other Agreements.  Shall not
               ----------------------------------
default upon or fail to pay any indebtedness for money borrowed as the same matures under any agreement or permit to occur any other event which creates a default under such or under any other agreement to which the Company is a party or by which it is bound, in either case in an amount in excess of One Million Dollars ($1,000,000).

          (e)  Conflicting Agreement.  Shall not enter into any
               ---------------------
agreement, any term or condition of which conflicts with any term or condition of this Agreement.

          (f)  Changes in Accounting Principles.  Shall not make
               --------------------------------
any change in its principles or methods of accounting as currently in effect, except such changes as are required by generally accepted accounting principles, or, without prior written notice to Monsanto, change its Fiscal Year.

          (g)  Loans and Investments.  Shall not make any
               ---------------------
investment in a corporation, firm or business or make loans or advances to any person except:

               (i) Investments in interest bearing obligations of the United States government, certificates of deposit issued by United States banks, commercial paper and repurchase agreements or other short-term, high grade (A-1, P-1 or similar rating) investments;

               (ii) Advances to others in the form of progress payments, prepaid rents, security deposits, grower loans or other advances customary in transactions made in the ordinary course of business between persons not affiliated with each other;

               (iii) Subject to the provisions of Section
     4.02(a) hereof, investments in any partially- or wholly-owned Subsidiary or any corporation, firm or business in the same type of business as the Company, which line of business will continue after such investment;

               (iv)  The loans listed and described on Exhibit G
                                                       ---------
     hereto and additional purchase money loans to purchasers of assets of the Company or its Subsidiaries which at no time in the aggregate exceed One Million Dollars ($1,000,000);

               (v) Loans and travel advances to employees of the Company which in the aggregate (inclusive of the employee loans listed on Exhibit H hereto), do not exceed One Hundred
                     ---------
     Thousand Dollars ($100,000);

               (vi) Loans or advances by the Company to any wholly-owned Subsidiary, or by Tomato Associates to the Company or any other wholly-owned Subsidiary; or

               (vii) Stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Company or any Subsidiary.

Nothing in this subsection (g) shall be construed as preventing
Company or any Subsidiary from making any acquisition permitted under subsection (a) above of this Section 4.02.

          (h)  Guaranties.  Shall not guarantee the obligations of
               ----------
any corporation, person or entity, except endorsements of negotiable instruments or checks deposited for collection acquired in the ordinary course of business and except guaranties by (i) the Company or any Subsidiaries of the obligations of any of the wholly-owned Subsidiaries or any subsidiary hereinafter acquired and becoming a wholly-owned Subsidiary hereunder or (ii) any Subsidiary of the obligations of the Company.

          (i)  Capital Expenditures.  Shall not make capital
               --------------------
expenditures (including capitalized leases but excluding fixed assets acquired in connection with corporate acquisitions), during any Fiscal Year of the Company, on a consolidated basis, in an aggregate amount in excess of Sixty Million Dollars ($60,000,000).

          (j)  Dividends.  Shall not pay or declare any dividends
               ---------
(either in cash or property) or make distributions on, or redeem, repurchase, retire or otherwise acquire for value, any shares of stock of the Company or Tomato Associates (including, options, warrants or other rights to acquire such shares of stock) other than repurchases or redemptions of equity securities of the Company.

          (k)  Limit on Indebtedness.  Shall not create, assume or
               ---------------------
incur any indebtedness, in the aggregate, exceeding Fifteen Million Dollars ($15,000,000), increasing by Five Million Dollars ($5,000,000) per Fiscal Year, plus amounts secured by inventory and/or receivables for working capital lines and indebtedness incurred to acquire property, plant or equipment and secured by the acquired asset, and any refinancing of any of the foregoing, exclusive of (i) amounts outstanding under this Agreement or the Company Credit Facility Agreement and (ii) indebtedness approved by the Board of Directors of the Company while the "Supermajority Provisions" were in effect.


                               ARTICLE V

                           EVENTS OF DEFAULT

     Section 5.01.  Events of Default.  Any one (1) or more of the
                    -----------------
following events shall constitute an Event of Default under this Agreement, the Note and any other document or instrument pertaining to or necessary to carry out the purposes of this Agreement:

          (a)  Payment Default.  The Company fails to pay when due
               ---------------
any principal, interest or other amount which it is obligated to pay under this Agreement and the Note and such failure shall continue unremedied for five (5) days after the date on which such payment was due.

          (b)  Representation Default.  Any representation or
               ----------------------
warranty made by the Company in this Agreement, the Note, or in any certificate, notification or report furnished hereunder, proves to have been incorrect or misleading in any material respect when made or renewed and is material to the ability of the Company to perform its obligations under this Agreement or the Note.

          (c)  Other Provisions Default.  The Company fails to
               ------------------------
perform or observe any material covenant or agreement to be performed or observed by it under this Agreement or the Note or the Company fails to perform or observe any other material term, covenant or condition in this Agreement or the Note to be made and performed by the Company and, in the case of any such default that is curable by the Company, such default is not cured within ten
(10) days after written notice thereof by Monsanto.

          (d)  Authorizations Default.  Any governmental filing,
               ----------------------
registration, consent or approval necessary in connection with this Agreement or any document contemplated hereby is withheld, revoked or restricted in a way which constitutes a Material Adverse Effect, unless such revocation or restriction is withdrawn.

          (e)  Cross Default.  The Company or any Subsidiary (i)
               -------------
fails to pay when due any indebtedness (in an amount in excess of One Million Dollars ($1,000,000)) senior to this Loan for which it is liable, contingently or otherwise, and the lender declares such indebtedness to be immediately due and payable, or (ii) commits a material breach of or defaults in the performance or observance of any of the representations, warranties, covenants, terms or provisions of, or a default otherwise occurs under, (a) the Acquisition Agreement or any of the other Transaction Agreements (as defined in the Acquisition Agreement), (b) the Insect-Protected Cotton License and Seed Services Agreement dated as of September 26, 1995, between Monsanto and Calgene, (c) the Company Credit Facility Agreement, (d) the Stockholders Agreement between Monsanto and the Company of even date herewith or (e) any other agreement or instrument between Monsanto and the Company or any Subsidiary and, in the case of any such default that is curable, such default is not cured within ten (10) days after the Company or Subsidiary, as applicable, receives notice thereof.

          (f)  Lien Default.  The holder of any lien, whether now
               ------------
or hereafter existing, granted or assumed by the Company, and securing any indebtedness exceeding One Million Dollars ($1,000,000) in the aggregate (whether or not indebtedness of the Company) takes substantial steps to enforce the same because of the nonpayment (whether by acceleration or otherwise) of the indebtedness secured thereby.

          (g)  Judgment Default.  A final judgment, order or
               ----------------
conviction (whether criminal or civil) is rendered against the Company or any of its Subsidiaries or its or its Subsidiaries' properties or assets which constitutes a Material Adverse Effect and such judgment or order shall continue unsatisfied and the execution thereof unstayed for a period of ninety (90) consecutive days.

          (h)  Bankruptcy Default.  (i) the Company or any of the
               ------------------
Subsidiaries shall fail to pay or shall admit in writing its inability to pay its debts as they become due, shall become insolvent, howsoever evidenced, or shall make a general assignment for the benefit of creditors; (ii) any proceeding shall be instituted by or against the Company or any of the Subsidiaries under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or any similar law or seeking appointment of a receiver, trustee, or other similar person for it or for any Substantial Part of its property and, if such proceeding is not commenced by the Company or any of the Subsidiaries, it is consented to or acquiesced in by the Company or any of the Subsidiaries or remains undismissed for forty-five (45) days after initiation; (iii) all or a Substantial Part of the Company's or any Subsidiary's property is attached, seized, levied upon or comes within the possession of any receiver, trustee or similar person for the benefit of creditors; (iv) any action is taken or any proceeding is filed or commenced with respect to the Company's or Tomato Associates' liquidation, dissolution or termination of existence; or (v) the Company or Tomato Associates shall take any corporate action to authorize any of the actions described in this subsection (h).

          (i)  Tax Lien Default.  Any local, state or federal
               ----------------
government agency places a material lien against any asset of the Company or any Subsidiary as a result of nonpayment of any tax obligation owed by the Company or such Subsidiary, which lien is not removed within forty-five (45) days after placement.

          (j)  ERISA Default.  Any of the following events occur or
               -------------
exist with respect to the Company or any Subsidiary: (a) any Prohibited Transaction (hereinafter defined) involving any Plan;
(b) any Reportable Event (hereinafter defined) with respect to any Plan; (c) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;
(d) any event or circumstance that might constitute grounds entitling the PBGC (hereinafter defined) to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (e) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency or termination of any Multiemployer Plan; and, in each case above, such event or condition, together with all other events or conditions, if any, could, in the opinion of Monsanto, subject the Company to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise. For purposes of this Agreement: "Plan" means any employee benefit or other plan established, maintained, or to which contributions have been made by the Company or any ERISA Affiliate; "Reportable Event" means any of the events set forth in Section 4043 of ERISA; "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with Company, is treated as a single employer under
Section 414 of the Internal Revenue Code of 1986, as amended; "Multiemployer Plan" means a Plan described in Section 4001(a)(3) of ERISA which covers employees of the Company or any ERISA Affiliate; "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA; and "Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time.

          (k)  Guaranty Default.  Any Subsidiary shall fail to
               ----------------
perform or observe its obligations under the Guaranty and such failure (other than failure to pay to Monsanto sums due thereunder which shall have no cure period) shall not have been remedied within thirty (30) days after written notice thereof shall have been given by Monsanto.

     Section 5.02.  Rights of Monsanto.  Upon the occurrence of an
                    ------------------
Event of Default, Monsanto may, at its election, without notice of its election and without demand, do any one (1) or more of the following (all of which are authorized by the Company):

          (a) Cease advancing money or extending credit to or for the benefit of the Company;

          (b) Declare the obligation of Monsanto to make Advances hereunder to be terminated, whereupon the same shall forthwith terminate; and

          (c) Declare the Note, including all principal and accrued interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, to the extent and only to the extent of the Repayment Portion of Cumulative Free Cash Flow that has not been paid to Monsanto, without presentment, protest or further notice of any kind, all of which are hereby expressly waived by the Company.

     Section 5.03.  Additional Remedy.  Upon the occurrence and
                    -----------------
during the continuation of an Event of Default, in addition to the other remedies set forth in this Agreement, Monsanto may demand that the Company convert all or any portion of the principal and accrued interest under the Loan into shares of common stock of the Company at the average of the closing market prices for such shares during the thirty (30) trading days immediately preceding the Default Conversion Date (hereafter defined) for such Loan; provided, however, that in no event shall Monsanto elect to convert principal and accrued interest into more than eight million (8,000,000) shares of common stock of the Company (as such number is adjusted for stock dividends, stock splits and similar events affecting holders of the Company's common stock). In order to exercise its conversion rights, at any time after the occurrence and during the continuation of an Event of Default, Monsanto may send a written notice (the "Default Conversion Notice") to the Company that Monsanto intends to exercise such conversion rights. The Default Conversion Notice shall specify (i) the amount of the principal and accrued interest that Monsanto intends to convert (the "Default Conversion Amount") and (ii) the date as of which such conversion shall take place (the "Default Conversion Date"), which date shall not be later than ten (10) days after the date of the Default Conversion Notice. If Monsanto properly notifies the Company as provided in the preceding sentences, then within five
(5) business days after the Default Conversion Date, the Company shall issue to Monsanto a number of shares (the "Default Conversion Shares") of common stock of the Company (rounded to the next lowest full share) equal to the Default Conversion Amount divided by the average of the closing market prices for such shares during the thirty (30) trading days immediately preceding the Default Conversion Date. Any portion of the Default Conversion Amount not so converted (i.e., because such amount would require conversion into a fractional share) shall be paid to Monsanto in cash. Upon any such conversion, the Default Conversion Amount (including any portion thereof paid to Monsanto in cash) shall first be applied to reduce the accrued interest due on the Loan as of the Default Conversion Date, and any remaining portion of the Default Conversion Amount shall be applied to reduce the principal due on such Loan.

     Section 5.04.  Company's Obligations.  The Company recognizes
                    ---------------------
that, if the Company fails to perform, observe or discharge any of its obligations under this Agreement or the other collateral agreements hereto, a remedy at law may not provide adequate relief to Monsanto; therefore, the Company agrees that Monsanto shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. All of Monsanto's rights and remedies granted under this Agreement and the collateral agreements hereto are cumulative and nonexclusive. The Company shall pay upon demand all costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred by Monsanto in enforcing this Agreement. All such sums not paid on demand shall be treated as outstanding principal under the Note.


                           ARTICLE VI

                         RIGHT OF SETOFF

     Section 6.01.  Right of Setoff.  Upon the occurrence and
                    ---------------
during the continuance of any Event of Default, Monsanto is hereby authorized at any time and from time to time, without notice to the Company (any such notice being expressly waived by the Company), to set off and apply any and all funds at any time held and other indebtedness at any time owing by Monsanto to or for the credit or the account of the Company or any of the Subsidiaries against any and all of the obligations of the Company now or hereafter existing under this Agreement and the Note to the extent and only to the extent of the Repayment Portion of the Cumulative Free Cash Flow that has not been paid to Monsanto, irrespective of whether or not Monsanto shall have made any demand under this Agreement or the Note and although such obligations may be unmatured. The rights of Monsanto under this Section 6.01 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Monsanto may have.


                           ARTICLE VII

                          SUBORDINATION

     Section 7.01  Subordination.
                   -------------

          (a) All of the obligations of the Company to Monsanto under this Agreement and the Note, including, without limitation, the Company's obligation to repay any Advances (collectively, the "Subordinated Indebtedness"), shall to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of a Senior Indebtedness. "Senior Indebtedness" means (a) all indebtedness of the Company, including the principal of and interest on such indebtedness, whether outstanding on the date of this Agreement or thereafter created (i) arising under working capital lines of credit secured by inventory and/or receivables, (ii) incurred to acquire property, plant or equipment and secured by the acquired asset or
(iii) otherwise permitted under Section 4.02(k) hereof at the time such indebtedness is incurred, and (b) any modifications, refundings, deferrals, renewals or extensions of any such Senior Indebtedness, or securities, notes or other evidences of indebtedness issued in exchange for such Senior Indebtedness; provided, however, that in no event shall the obligations of the Company under the Company Credit Facility Agreement constitute Senior Indebtedness under this Agreement. No payment on account of principal or interest on the Subordinated Indebtedness shall be made if, at the time of such payment or immediately after giving the effect thereto, (i) there shall exist a default in any payment with respect to any Senior Indebtedness or (ii) there shall have occurred an event of default (other than a default in the payment of amounts due thereon) with respect to any Senior Indebtedness, as defined in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist. Notwithstanding the foregoing or any other provision of this Section 7.01, nothing in this
Section 7.01 shall restrict or otherwise limit Monsanto's or Company's rights under Sections 1.02, 1.06 and 5.03 hereof.

          (b) In the event of any distribution, dividend, or application, partial or complete, voluntary or involuntary, by operation or law or otherwise, of all or any part of the assets of the Company or of the proceeds thereof to the creditors of the Company or upon any indebtedness of the Company, occurring by reason of the liquidation, dissolution, or other winding up of the Company, or by reason of any execution sale, or bankruptcy, receivership, reorganization, arrangement, insolvency, liquidation or foreclosure proceeding of or for the Company or involving its property, no dividend, distribution or application shall be made, and

Monsanto shall not be entitled to receive or retain any dividend, distribution, or application on or in respect of principal of or interest on Subordinated Indebtedness, unless and until all principal of and any interest on Senior Indebtedness then outstanding shall have been paid and satisfied in full, and in any such event any dividend, distribution or application otherwise payable in respect of Subordinated Indebtedness shall be paid and applied on Senior Indebtedness until such Senior Indebtedness has been fully paid and satisfied.


          (c) The holders of Senior Indebtedness need not at any time give Monsanto notice of any kind of the creation or existence of any Senior Indebtedness, nor of the amount or terms thereof, all such notice being hereby expressly waived. Also, the holders of Senior Indebtedness may at any time, from time to time, without the consent of or notice to Monsanto, without incurring responsibility to Monsanto, and without impairing or releasing the obligation of Monsanto under this Agreement (i) renew, refund or extend the maturity of any Senior Indebtedness, or any part thereof, or otherwise revise, amend or alter the terms and conditions thereof,
(ii) sell, exchange, release or otherwise deal with any property by whomsoever at any time pledged, mortgaged or otherwise hypothecated or subjected to a lien to secure any Senior Indebtedness, and
(iii) exercise or refrain from exercising any rights against the Company and others, including Monsanto.

          (d) Monsanto shall not sell, assign or otherwise transfer any Subordinated Indebtedness, or any part thereof, except
(i) upon the agreement of the transferee or assignee to abide by and be bound by the terms hereof and (ii) when Monsanto may assign its rights under the Stockholders Agreement dated of even date herewith between Company and Monsanto.

          (e) Monsanto shall cause all Subordinated Indebtedness to be at all times evidenced by the Note of the Company and shall cause such Note to bear thereon a legend substantially as follows:

          "The indebtedness evidenced by this Note is subordinate to any and all indebtedness, obligations and liabilities of the maker hereof to the holders of Senior Indebtedness in the manner and to the extent set forth in the Credit Facility Agreement (as defined below) to which reference is hereby made for a more full statement thereof."

          (f) If, notwithstanding the provisions of this Agreement, Monsanto shall receive any payment of principal or interest on Subordinated Indebtedness which the Company is not entitled to make pursuant to the terms hereof, whether or not Monsanto has knowledge that the Company is not entitled to make such payment, Monsanto shall promptly account for such payment and upon the demand of the holders of Senior Indebtedness pay over such payment to such holders for application to the Senior Indebtedness owing to such holders. No payment or any distribution received by the holders of the Senior Indebtedness in respect of Subordinated Indebtedness pursuant to any of the terms hereof shall entitle Monsanto to any right, whether by virtue of subrogation or otherwise, in and to any Senior Indebtedness unless and until all Senior Indebtedness has been fully paid and satisfied and any commitment of the holders of Senior Indebtedness to extend Senior Indebtedness to the Company has terminated.



                          ARTICLE VIII

                          MISCELLANEOUS

     Section 8.01.  Incorporation of Acquisition Agreement.  The
                    --------------------------------------
provisions contained in Article 12 of the Acquisition Agreement are incorporated herein by this reference and shall apply to this Agreement to the same extent as if fully set forth herein.

     Section 8.02.  Reinstatement of Indebtedness.  This Agreement
                    -----------------------------
shall continue to be effective, or be reinstated, as the case may be, if, at any time, payment, or any part thereof, of any amount paid by or on behalf of the Company to Monsanto with regard to the
Note is rescinded or must otherwise be restored or returned
(i) upon or in connection with the insolvency, bankruptcy, dissolution, liquidation, or reorganization of the Company, or any Subsidiary, or (ii) upon or as a result of the appointment of a receiver, intervenor, or conservator of, or trustee, or similar officer for the Company or any Subsidiary or any Substantial Part of the property of such entity or (iii) as a result of Article VII hereof, all as though such payment has not been made.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                              CALGENE II, INC.



                              By: /s/Michael J. Motroni
                                  -----------------------------------

                              Title: Vice President
                                     --------------------------------


                              MONSANTO COMPANY



                              By: /s/Hendrik A. Verfaillie
                                  -----------------------------------

                              Title: Executive Vice President
                                     --------------------------------

     The undersigned covenants to distribute adequate amounts of Cumulative Free Cash Flow to enable the Company to timely perform its obligations under Sections 1.02 and 5.02(c) hereof to the extent such distributions are not unlawful. The undersigned further covenants that all capital contributions or loans from the Company made through the use of the proceeds of the Loan shall be used solely by the undersigned to implement the Strategy or to finance the Collier Farms acquisition. Notwithstanding the foregoing, the undersigned covenants that none of such capital contributions or loans shall be used to make advances, loans or capital contributions to, or to otherwise make an investment in or benefit, either directly or indirectly, any subsidiary of the Company which is not a Subsidiary listed on Exhibit C hereto and
                                            ---------
which is not a signatory to the Guaranty.




                              GARGIULO, INC.

                              By: /s/Frank E. Vigus
                                  -----------------------------------

                              Title: Vice President
                                     --------------------------------